Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-292315) of our report dated April 28, 2025 (except for the effects of the stock split discussed in Note 1 and the discussions regarding liquidity in Note 1, as to which the date is April 14, 2026), with respect to the consolidated financial statements of IP Strategy Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Costa Mesa, California
April 14, 2026